ANNUAL REPORT
Chevy Chase Home Loan Trust 1996-1
$ 153,521,000 7.15% Asset Backed Certificates
For the Year Ended December 31, 2000




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-2000           0     370,081     131,189    2.44%    4,294,874    6.67%
 Feb-2000   4,327,650     370,081     231,962    4.44%    4,483,492    7.15%
 Mar-2000           0     344,295     124,105    2.37%    3,284,555    5.23%
 Apr-2000           0     344,295     158,832    3.13%    2,601,797    4.27%
 May-2000   3,884,094     344,295      60,846    1.23%    2,341,998    3.94%
 Jun-2000           0     321,153     (31,178)  -0.65%    2,345,031    4.04%
 Jul-2000           0     321,153       5,752    0.12%    2,761,398    4.91%
 Aug-2000   3,583,372     321,153      63,479    1.39%    2,743,765    5.01%
 Sep-2000           0     299,802      53,771    1.22%    2,591,645    4.89%
 Oct-2000           0     299,802      (2,174)  -0.05%    2,500,155    4.85%
 Nov-2000   3,832,743     299,802     173,264    4.15%    2,961,230    5.92%
 Dec-2000           0     276,965      41,517    1.02%    2,926,566    5.98%
          ____________ ___________ ___________
   Totals  15,627,859   3,912,877   1,011,365

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.